Exhibit 99.1

ITW Reports First Quarter 2022 Results

•Total revenue of $3.9 billion; organic growth of 11%
•GAAP EPS of $2.11 including $(0.05) of unfavorable foreign currency translation impact
•Operating margin of 22.7%; 23.4% excluding 70 bps of margin dilution from the acquisition of MTS
•Raising guidance for GAAP EPS to $9.00 to $9.40 per share and organic revenue growth to 7 to 10%

GLENVIEW, IL., May 3, 2022 - Illinois Tool Works Inc. (NYSE: ITW) today reported its first quarter 2022 results.

“In what remains a challenging and dynamic environment, our ITW business teams around the world continue to do an exceptional job of leveraging the performance power of the ITW Business Model and our advantaged supply position to support our customers and execute our ‘Win the Recovery’ strategy to accelerate profitable market penetration and organic growth across our portfolio,” said E. Scott Santi, Chairman and Chief Executive Officer. “Our first quarter results reflect continued strong momentum in this regard, and we remain well-positioned to seize the opportunities and respond to the challenges that lie ahead as we move through the balance of 2022.”

First Quarter 2022 Results
First quarter revenue grew 11.2 percent to $3.9 billion with organic growth of 10.6 percent. The acquisition of MTS contributed 2.8 percent to revenue. Foreign currency translation impact reduced revenue by 2.2 percent. Six of seven segments delivered positive organic growth, led by Food Equipment up 28 percent, Construction Products up 21 percent, Welding and Polymers & Fluids both up 13 percent, Test & Measurement and Electronics up eight percent, and Specialty Products up one percent. Organic revenue was down one percent in Automotive OEM due to automotive production limitations related to component supply shortages.

GAAP EPS was $2.11, including $(0.05) of unfavorable foreign currency translation impact. Operating margin was 23.4 percent, excluding 70 basis points of margin dilution impact from the acquisition of MTS. Enterprise initiatives contributed 90 basis points. While pricing actions more than offset raw material cost increases on a dollar-for-dollar basis, the impact of price/cost reduced margin percentage by 250 basis points. Operating cash flow was $323 million, and free cash flow was $249 million with a conversion of 38 percent of net income due to higher working capital investments to support double digit revenue growth and increased inventory levels to help mitigate supply chain risk and sustain customer service levels. The company repurchased $375 million of its own shares, and the effective tax rate for the quarter was 23.1 percent.

2022 Guidance
Based on the company’s first quarter results and projecting current levels of demand through the balance of the year, ITW is raising its full-year organic growth guidance to seven to 10 percent and full-year revenue growth guidance to 8.5 to 11.5 percent. The acquisition of MTS is expected to add three percent to revenue. Foreign currency translation is expected to reduce revenue by 1.5 percent. The company is also raising its full-year GAAP EPS guidance to $9.00 to $9.40 per share, an increase of 11 to 16 percent versus prior year excluding the impact of favorable one-time tax items in 2021. Operating margin is expected to expand to 24 to 25 percent, with enterprise initiatives contributing 100 basis points. The margin dilution impact from the acquisition of MTS and price/cost are expected to be 50 and 100 basis points, respectively. Free cash flow is expected to grow 10 to 20 percent year-over-year with a conversion rate of 85 to 95 percent of net income. The company is on pace to repurchase $1.5 billion of its own shares, and the effective tax rate is expected to be 23 to 24 percent.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule.

Forward-looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding the duration and potential effects of the COVID-19 pandemic and global supply chain challenges, related government actions and the company’s strategy in response thereto on the company’s business, expected impact of raw material inflation, enterprise initiatives, future financial and operating performance, free cash flow and free cash flow conversion rate, organic and total revenue, operating and incremental margin, price/cost impact, diluted income per share, restructuring expenses and related benefits, expected dividend payments, expected repatriation of overseas cash, after-tax return on invested capital, effective tax rates, exchange rates, expected access to liquidity sources, expected capital allocation, expected timing and amount of share repurchases, end market economic and regulatory conditions, potential acquisitions and divestitures and related impact on financial results, including statements with respect to the impact of the 2021 acquisition of the MTS Test & Simulation business, and the company’s 2022 guidance. These statements are subject to certain risks, uncertainties, assumptions, and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2021.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $14.5 billion in 2021. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 45,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
In millions except per share amounts	2022	2021
Operating Revenue	$3,939	$3,544
Cost of revenue	2,357	2,039
Selling, administrative, and research and development expenses	652	566
Amortization and impairment of intangible assets	35	34
Operating Income	895	905
Interest expense	(48)	(52)
Other income (expense)	14	12
Income Before Taxes	861	865
Income Taxes	199	194
Net Income	$662	$671

Net Income Per Share:
Basic	$2.12	$2.12
Diluted	$2.11	$2.11

Cash Dividends Per Share:
Paid	$1.22	$1.14
Declared	$1.22	$1.14

Shares of Common Stock Outstanding During the Period:
Average	312.5	316.6
Average assuming dilution	313.7	317.9

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	March 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and equivalents	$1,296	$1,527
Trade receivables	3,126	2,840
Inventories	1,883	1,694
Prepaid expenses and other current assets	377	313
Total current assets	6,682	6,374

Net plant and equipment	1,795	1,809
Goodwill	5,008	4,965
Intangible assets	875	972
Deferred income taxes	546	552
Other assets	1,380	1,405
	$16,286	$16,077

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$1,041	$778
Accounts payable	696	585
Accrued expenses	1,541	1,648
Cash dividends payable	380	382
Income taxes payable	200	77
Total current liabilities	3,858	3,470

Noncurrent Liabilities:
Long-term debt	6,817	6,909
Deferred income taxes	627	654
Noncurrent income taxes payable	365	365
Other liabilities	1,037	1,053
Total noncurrent liabilities	8,846	8,981

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,447	1,432
Retained earnings	24,607	24,325
Common stock held in treasury	(21,008)	(20,636)
Accumulated other comprehensive income (loss)	(1,471)	(1,502)
Noncontrolling interest	1	1
Total stockholders’ equity	3,582	3,626
	$16,286	$16,077

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended March 31, 2022
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$760	$138	18.1%
Food Equipment	566	126	22.3%
Test & Measurement and Electronics	685	149	21.8%
Welding	450	139	30.8%
Polymers & Fluids	481	118	24.5%
Construction Products	551	136	24.7%
Specialty Products	452	120	26.6%
Intersegment	(6)	—	—%
Total Segments	3,939	926	23.5%
Unallocated	—	(31)	—%
Total Company	$3,939	$895	22.7%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q1 2022 vs. Q1 2021 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(0.7)%	28.2%	7.9%	12.9%	12.8%	21.3%	0.6%	10.6%
Acquisitions/Divestitures	—%	—%	18.1%	—%	—%	—%	—%	2.8%
Translation	(2.2)%	(2.9)%	(2.0)%	(0.7)%	(2.3)%	(3.9)%	(1.7)%	(2.2)%
Operating Revenue	(2.9)%	25.3%	24.0%	12.2%	10.5%	17.4%	(1.1)%	11.2%

Q1 2022 vs. Q1 2021 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(10) bps	560 bps	160 bps	180 bps	240 bps	310 bps	10 bps	200 bps
Changes in Variable Margin & OH Costs	(480) bps	(440) bps	(420) bps	(120) bps	(360) bps	(620) bps	(140) bps	(390) bps
Total Organic	(490) bps	120 bps	(260) bps	60 bps	(120) bps	(310) bps	(130) bps	(190) bps
Acquisitions/Divestitures	—	—	(420) bps	—	—	—	—	(70) bps
Restructuring/Other	(110) bps	(10) bps	20 bps	(10) bps	—	20 bps	30 bps	(20) bps
Total Operating Margin Change	(600) bps	110 bps	(660) bps	50 bps	(120) bps	(290) bps	(100) bps	(280) bps

Total Operating Margin % *	18.1%	22.3%	21.8%	30.8%	24.5%	24.7%	26.6%	22.7%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	40 bps	60 bps	200 bps	20 bps	220 bps	10 bps	70 bps	90 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.08) on GAAP earnings per share for the first quarter of 2022.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2022	2021
Numerator:
Net Income	$662	$671
Interest expense, net of tax (1)	37	40
Other (income) expense, net of tax (1)	(11)	(9)
Operating income after taxes	$688	$702

Denominator:
Invested capital:
Cash and equivalents	$1,296	$2,484
Trade receivables	3,126	2,662
Inventories	1,883	1,292
Net plant and equipment	1,795	1,746
Goodwill and intangible assets	5,883	5,379
Accounts payable and accrued expenses	(2,237)	(1,850)
Debt	(7,858)	(7,949)
Other, net	(306)	(488)
Total net assets (stockholders' equity)	3,582	3,276
Cash and equivalents	(1,296)	(2,484)
Debt	7,858	7,949
Total invested capital	$10,144	$8,741

Average invested capital (2)	$9,966	$8,740

Net income to average invested capital (3)	26.6%	30.7%
After-tax return on average invested capital (3)	27.6%	32.1%

(1) Effective tax rate used for interest expense and other (income) expense for the three months ended March 31, 2022 and 2021 was 23.1% and 22.4%, respectively.

(2) Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of the periods presented.

(3) Returns for the three months ended March 31, 2022 and 2021 were converted to an annual rate by multiplying the calculated return by 4.

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

Twelve Months Ended
Dollars in millions	December 31, 2021
Numerator:
Net income	$2,694
Discrete tax benefit related to the third quarter 2021	(21)
Discrete tax benefit related to the second quarter 2021	(112)
Interest expense, net of tax (1)	157
Other (income) expense, net of tax (1)	(40)
Operating income after taxes	$2,678

Denominator:
Invested capital:
Cash and equivalents	$1,527
Trade receivables	2,840
Inventories	1,694
Net plant and equipment	1,809
Goodwill and intangible assets	5,937
Accounts payable and accrued expenses	(2,233)
Debt	(7,687)
Other, net	(261)
Total net assets (stockholders' equity)	3,626
Cash and equivalents	(1,527)
Debt	7,687
Total invested capital	$9,786

Average invested capital (2)	$9,087

Net income to average invested capital	29.6%
After-tax return on average invested capital	29.5%

(1)    Effective tax rate used for interest expense and other (income) expense for the year ended December 31, 2021 was 23.0%.

(2)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of each quarter within the period presented.

A reconciliation of the 2021 effective tax rate excluding the third quarter 2021 discrete tax benefit of $21 million related to the utilization of capital losses and the second quarter 2021 discrete tax benefit of $112 million related to a change in the U.K. income tax rate is as follows:

	Twelve Months Ended
	December 31, 2021
Dollars in millions	Income Taxes	Tax Rate
As reported	$632	19.0%
Discrete tax benefit related to the third quarter 2021	21	0.6%
Discrete tax benefit related to the second quarter 2021	112	3.4%
As adjusted	$765	23.0%

FREE CASH FLOW (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2022	2021
Net cash provided by operating activities	$323	$609
Less: Additions to plant and equipment	(74)	(68)
Free cash flow	$249	$541

Net income	$662	$671

Net cash provided by operating activities to net income conversion rate	49%	91%
Free cash flow to net income conversion rate	38%	81%

ADJUSTED NET INCOME PER SHARE - DILUTED (UNAUDITED)

Twelve Months Ended
December 31, 2021
As reported	$8.51
Discrete tax benefit related to the third quarter 2021	(0.07)
Discrete tax benefit related to the second quarter 2021	(0.35)
As adjusted	$8.09